CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-138071 on Form N-2 of our report dated February 14, 2007, relating to the financial statements of Rochdale Core Alternative Strategies Fund LLC appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Accountants and Legal Counsel” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Chicago, Illinois
March 1, 2007